As filed with the Securities and Exchange Commission on March 26, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________________

Pure Storage, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	27-1069557
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)
 2555 Augustine Drive
Santa Clara, California
95054
(800) 379-7873
(Address of principal executive offices, including zip code)

____________________________________

Pure Storage, Inc. 2015 Equity Incentive Plan
Pure Storage, Inc. 2015 Amended and Restated Employee Stock Purchase Plan
(Full titles of the plans)
_____________________________________

Charles Giancarlo
Chief Executive Officer
Pure Storage, Inc.
2555 Augustine Drive
Santa Clara, California 95054
(800) 379-7873
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Mark P. Tanoury John T. McKenna Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Niki Armstrong Chief Administrative and Legal Officer Pure Storage, Inc. 2555 Augustine Drive Santa Clara, California 95054 (800) 379-7873

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
2015 Equity Incentive Plan

The 2015 Equity Incentive Plan (the “2015 Plan”) of Pure Storage, Inc. (“Pure”) provides that the total number of shares reserved for issuance under the 2015 Plan will be automatically increased on the first day of each fiscal year in an amount equal to 5% of the total number of shares of Pure’s capital stock outstanding on the last day of the calendar month prior to the date of each automatic increase, or a lesser number of shares determined by the Pure board of directors. Accordingly, on February 3, 2025, the number of shares of common stock reserved under the 2015 Plan increased by an additional 16,305,124 shares (or 5% of the outstanding shares of common stock as of January 31, 2025).

Amended and Restated 2015 Employee Stock Purchase Plan

The Amended and Restated 2015 Employee Stock Purchase Plan (the “2015 ESPP”) of Pure provides that the total number of shares reserved for issuance under the 2015 ESPP will automatically increase on February 1st of each calendar year by the lesser of (1) 1% of the total number of shares of Pure common stock outstanding on the last day of the calendar month prior to the date of the automatic increase and (2) 3,500,000 shares; provided that prior to the date of any such increase, the Pure board of directors may determine that such increase will be less than the amount set forth in clauses (1) and (2). Accordingly, on February 1, 2025, the number of shares of common stock reserved under the 2015 ESPP increased by an additional 3,261,024 shares (or 1% of the outstanding shares of common stock as of January 31, 2025).

These additional shares of common stock are securities of the same class as other securities for which the Registration Statements on Forms S-8 (File No. 333-207315, File No. 333-210417, File No. 333-220396, File No. 333-223927, File No. 333-230248, File No. 333-233587, File No. 333-237418, File No. 333-249199, File No. 333-254682, File No. 333-264166, File No. 333-271064, and File No. 333-278406) (“Prior Forms S-8”) were filed with the Securities and Exchange Commission (the “Commission”) on October 7, 2015, March 25, 2016, September 8, 2017, March 26, 2018, March 14, 2019, August 30, 2019, March 27, 2020, October 1, 2020, March 25, 2021, April 7, 2022, March 31, 2023, and March 29, 2024, respectively.

PART II

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Pure with the Commission are incorporated by reference into this Registration Statement:

(a) Pure's Annual Report on Form 10-K for the fiscal year ended February 2, 2025, filed on March 26, 2025;

(b) All other reports of Pure Storage filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by Pure's Annual Report referred to in (a) above (other than information in any Current Report on Form 8-K deemed to have been furnished and not filed in accordance with the rules of the Commission and, except as may be noted in any such Form 8-K, exhibits filed on such Form 8-K that are related to such information);

(c) The description of Pure’s Class A common stock which is contained in a registration statement on Form 8-A filed on September 25, 2015 (File No. 001-37570) under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(d) All other reports and documents subsequently filed by Pure pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Forms S-8 are incorporated herein by reference and made a part hereof.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Todd Wheeler, a vice president and in-house counsel employed by Pure, has provided an opinion regarding the legality of the common stock registered under this Registration Statement. Mr. Wheeler holds common stock and awards under the 2015 Plan and participates in the 2015 ESPP. Mr. Wheeler beneficially owns or has rights to acquire an aggregate of less than 1% of the total outstanding shares of Pure's common stock.

ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	SEC File No.	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation.	10-Q	001-37570	3.1	12/11/2015
4.2	Amended and Restated Bylaws.	S-1	333-206312	3.4	9/9/2015
4.3	Form of Class A Common Stock Certificate.	S-1	333-206312	4.1	9/9/2015
5.1 *	Opinion of Counsel.	-	-	-	-
23.1 *	Consent of Counsel (included in Exhibit 5.1).	-	-	-	-
23.2 *	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	-	-	-	-
24.1 *	Power of Attorney (included on the signature page of this Form S-8).	-	-	-	-
99.1	Pure Storage, Inc. 2015 Equity Incentive Plan.	10-K	001-37570	10.3	4/7/2022
99.2	Forms of Grant Notice, Stock Option Agreement and Notice of Exercise under the Pure Storage, Inc. 2015 Equity Incentive Plan.	S-1	333-206312	10.4	9/24/2015
99.3	Form of Restricted Stock Unit Grant Notice and Award Agreement under the Pure Storage, Inc. 2015 Equity Incentive Plan.	10-K	001-37570	10.6	3/25/2016
99.4	Form of Restricted Stock Award Grant Notice and Award Agreement under the Pure Storage, Inc. 2015 Equity Incentive Plan.	8-K	001-37570	10.1	3/16/2018
99.5	Pure Storage, Inc. 2015 Amended and Restated Employee Stock Purchase Plan.	10-Q	001-37570	10.1	8/30/2019
107.1*	Filing Fee Table	-	-	-	-

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 26th day of March, 2025.

PURE STORAGE, INC.

By:	/s/ Charles Giancarlo
Charles Giancarlo Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Giancarlo, Kevan Krysler, John Colgrove and Nicole Armstrong, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Giancarlo	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	March 26, 2025
Charles Giancarlo

/s/ Kevan Krysler	Chief Financial Officer (Principal Financial Officer)	March 26, 2025
Kevan Krysler

/s/ Mona Chu	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 26, 2025
Mona Chu

/s/ Scott Dietzen	Vice Chairman and Director	March 26, 2025
Scott Dietzen

/s/ John Colgrove	Chief Visionary Officer and Director	March 26, 2025
John Colgrove

/s/ Andrew Brown	Director	March 26, 2025
Andrew Brown

/s/ John Murphy	Director	March 26, 2025
John Murphy

/s/ Jeff Rothschild	Director	March 26, 2025
Jeff Rothschild

/s/ Roxanne Taylor	Director	March 26, 2025
Roxanne Taylor

/s/ Susan Taylor	Director	March 26, 2025
Susan Taylor

/s/ Greg Tomb	Director	March 26, 2025
Greg Tomb

/s/ Mallun Yen	Director	March 26, 2025
Mallun Yen